Press Release
Contacts:Investor Relations
Bonnie Mott
Ikanos Communications
510-438-5360
bmott@ikanos.com

Media Relations
Margo Westfall
Ikanos Communications
510-438-6276
mwestfall@ikanos.com

Chip Industry Veteran James Smaha Appointed to Ikanos' Board of Directors

FREMONT, Calif., April 8, 2010 Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today announced that James Smaha has been appointed to Ikanos' board of directors as a non-executive Director.

"We are pleased to have Jim join Ikanos' board of directors," said Dado Banatao, chairman of the board. "His track record in the semiconductor industry and his board level experience will be great assets to the Company. I've had the pleasure of serving with Jim on SiRFs board of directors, and look forward to serving with him again as we grow and diversify our products for existing and emerging markets."

Smaha's experience includes over 30 years in the semiconductor industry, including service as Executive Vice President and General Manager of the Semiconductor Group of National Semiconductor Corporation as well as other senior roles at National Semiconductor. Prior to National Semiconductor, he spent fifteen years in various positions with Fairchild Semiconductor and Raytheon Semiconductor. He most recently served as one of SiRF's directors from October 2000 to June 2009. Upon retiring in 1989, Smaha served as an independent consultant to S3 and interWAVE Communications International Ltd., a telecommunications company. He holds a B.A. in mathematics from the University of Maine.

About Ikanos Communications, Inc.
Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company's broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world?s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

2010 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS, iQV and Ikanos Velocity are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.